Exhibit (a)(1)(A)

NeurogesX, Inc

November 14, 2011

OFFER TO EXCHANGE

CERTAIN STOCK OPTIONS FOR

NEW STOCK OPTIONS

This offer to exchange and your withdrawal rights will expire at

9:00 p.m., Pacific Time, on December 12, 2011,

unless the offer is extended.

Pursuant to our stock option exchange program (the “program” or the “option exchange”), NeurogesX, Inc., a Delaware corporation (“us,” “we,” “NeurogesX” or the “Company”), by this Offer to Exchange Certain Stock Options for New Stock Options (this “Offer to Exchange”), is offering to our eligible employees the opportunity to voluntarily exchange eligible stock options for an equal or lesser number of new stock options with a lower exercise price (the “Exchange Offer”).

You are an “eligible employee” if you are:

•	an employee of NeurogesX who holds “eligible stock options” (as defined below); and

•

employed on the date the Exchange Offer commences and remain employed through the expiration date of the Exchange Offer (which is currently scheduled for 9:00 p.m., Pacific Time, on December 12, 2011, unless the Exchange Offer is extended (the “Expiration Date”)).

Non-employee members of our Board of Directors are not eligible to participate in the option exchange.

If you are an eligible employee, any NeurogesX stock options that you hold as of immediately prior to the expiration of the Exchange Offer with an exercise price greater than or equal to $1.07 per share are “eligible stock options” that you may choose to exchange in the Exchange Offer. However, a stock option will not be an eligible stock option (and any election to exchange such stock option will be disregarded) if the exercise price of the stock option is equal to or less than the closing price of NeurogesX common stock on the Expiration Date. In addition, a stock option will not be an eligible stock option (and any election to exchange such stock option will be disregarded) if the exchange ratio applicable to such option is “NA” due to the closing price of NeurogesX common stock on the Expiration Date. See Question 17 and Section 1, Eligible Stock Options; Eligible Employees; Expiration Date for more information.

For purposes of the Exchange Offer, the term “stock option” generally refers to an option to purchase shares of our common stock.

If you choose to participate in the Exchange Offer by surrendering eligible stock options for exchange and your stock options are accepted, then you will receive new stock options. The new stock options will have similar terms and conditions as the eligible stock options you surrendered, except that:

•

You will receive a new non-qualified stock option (regardless of whether the stock option you surrender is an incentive stock option or a non-qualified stock option) to purchase an equal or lesser number of shares for each eligible stock option surrendered in exchange. The number of new stock options will be determined using exchange ratios for certain price tiers of the stock options being tendered. The exchange ratios were initially calculated by using the Black-Scholes option pricing model as a guide to approximate a value-for-value exchange with the results adjusted to provide for more meaningful exchange ratios. Consequently, the Black-Scholes value of the new stock options may not equal the Black-Scholes value of the eligible stock options surrendered for exchange. More information about these valuation techniques is included below in Questions 17 and 18 and in Section 8, Source and Amount of Consideration; Terms of New Stock Options.

•

If your stock option was granted under the 2000 Stock Incentive Plan (the “2000 Plan”), the new stock options will be issued under and subject to the terms and conditions of the 2007 Stock Plan (the “2007 Plan”) and a new stock option agreement.

•	The exercise price for the new stock options will be equal to the closing price, as reported on the NASDAQ Global Market (“NASDAQ”), of NeurogesX common stock on the Expiration Date.

•

The new stock options will generally be subject to a new vesting period. New stock options issued in exchange for the vested portion of an eligible stock option will be subject to a new vesting period of one (1) year, with such stock options vesting in equal, monthly increments over that year. New stock options issued for the unvested portion of an eligible stock option that was originally scheduled to vest on the basis of time and is surrendered for exchange will have one (1) year added to the last vesting date of the current vesting schedule. These stock options will vest in equal, monthly increments over the extended vesting schedule (i.e., the original vesting period plus one (1) year). New stock options issued for the unvested portion of an eligible stock option that was originally scheduled to vest based on achievement of a performance milestone will retain the original performance milestone vesting requirement. An example of the new vesting requirements for exchanged stock options is included in the questions and answers section below, under question 8. Notwithstanding the foregoing, if you are entitled to vesting acceleration pursuant to an employment or other written arrangement with the Company that you may have upon certain terminations of employment or otherwise, those accelerated vesting provisions will continue to apply to your new stock options to the same extent that they applied to your eligible stock options surrendered in the Exchange Offer.

•

The new stock options will also have a new contractual term (meaning the length of time before the stock option expires, or the lifespan of the stock option) of seven (7) years, measured from the date of grant, as compared to the original ten (10) year term for currently outstanding stock options.

Participation in the Exchange Offer is completely voluntary. Eligible employees will be permitted to exchange eligible stock options for new stock options on a grant-by-grant basis, subject to the terms set forth below. Eligible stock options properly surrendered in the Exchange Offer and accepted by us for exchange will be cancelled on the date that the new stock options are granted, which will be the Expiration Date. If you choose not to participate in the Exchange Offer, you will continue to hold your eligible stock options on the same terms and conditions and pursuant to the stock option plan under which they were originally granted.

See the section below entitled Risk Factors for a discussion of risks and uncertainties that you should consider before surrendering your eligible stock options for exchange in the Exchange Offer.

Shares of NeurogesX common stock are listed on NASDAQ under the symbol “NGSX.” On November 9, 2011, the closing price of NeurogesX common stock on NASDAQ was $1.246 per share. The current market price of our common stock, however, is not necessarily indicative of future stock prices, and we cannot predict what the closing price of our common stock will be on the date the new stock options are granted.

We are making the Exchange Offer upon the terms and conditions described in this Offer to Exchange and in the related documents referred to in this document. The Exchange Offer is not conditioned on a minimum number of eligible stock options being surrendered for exchange or a minimum number of eligible employees participating.

If you wish to participate in the Exchange Offer, you must deliver a properly completed election form by facsimile or e-mail (via PDF or similar imaged document file) to:

Michelle Evans

NeurogesX, Inc.

Fax: 650-523-4312

E-mail: OptionExchange@NeurogesX.com.

To participate in the Exchange Offer, your election form must be received by NeurogesX no later than 9:00 p.m., Pacific Time, on December 12, 2011, unless this Exchange Offer is extended. You should not assume that any extension of this Exchange Offer will occur. NeurogesX intends to confirm the receipt of your election form and/or any updated election form by e-mail within two (2) business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or updated election form. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If your eligible stock options are properly tendered for exchange, are not properly withdrawn and are accepted by us for exchange, you will receive grant documents relating to your new stock options promptly following the expiration of this Exchange Offer.

Your election to participate in the program is not complete until we receive your properly submitted election form. If you miss the deadline or start but do not complete an election form as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is completed and received by the deadline of 9:00 p.m., Pacific Time, on December 12, 2011 (or the later deadline if the Exchange Offer is extended). If your election is not received by the deadline, you will be deemed to have declined to participate in the Exchange Offer.

IMPORTANT

Although our Board of Directors has approved the Exchange Offer, consummation of the Exchange Offer is subject to the conditions described in the Exchange Offer—Section 6, Conditions of the Exchange Offer. Neither we nor our Board of Directors will make any recommendation as to whether you should exchange, or refrain from exchanging, any or all of your eligible stock options for new stock options in the Exchange Offer. You must make your own decision on whether to surrender your eligible stock options for exchange after taking into account your own personal circumstances or preferences. You are encouraged to consult your personal outside advisor(s) as you deem appropriate if you have questions about your financial or tax situation as it relates to the Exchange Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE OR FOREIGN SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION. NO SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

-i-

SUMMARY TERM SHEET—QUESTIONS AND ANSWERS

The following questions and answers were prepared to address common questions that you may have about the Exchange Offer. We encourage you to carefully read the rest of this Offer to Exchange and the other related documents referred to in this document. Where appropriate, we have included references to the relevant numbered sections of The Exchange Offer portion of this Offer to Exchange and to other portions of the document where you can find a more complete description of the topics in this summary.

INDEX TO QUESTIONS AND ANSWERS

No.	Question	Page

Q 1	Why is NeurogesX making the Exchange Offer?	2
Q 2	Who is eligible to participate in the Exchange Offer?	2
Q 3	Which stock options are eligible for exchange in the Exchange Offer?	2
Q 4	Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?	3
Q 5	What are the conditions of the Exchange Offer?	4
Q 6	What will be the exercise price of the new stock options?	4
Q 7	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?	4
Q 8	When will my new stock options vest?	4
Q 9	When will my new stock options expire?	5
Q10	What if I elect to participate in the Exchange Offer and then leave NeurogesX before the expiration of the Exchange Offer?	5
Q11	What if I elect to participate in the Exchange Offer and then leave NeurogesX after the new stock options are granted but before they vest?	5
Q12	What if I am on an authorized leave of absence?	5
Q13	How do I find out how many eligible stock options I have and what their exercise prices are?	5
Q14	If I choose to participate in the option exchange, do I have to exchange all of my eligible stock option grants?	5
Q15	Can I exchange stock options that I have already fully exercised?	6
Q16	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?	6
Q17	If I elect to participate and my surrendered eligible stock options are accepted, how many new stock options will I receive in exchange?	6
Q18	Why isn’t the exchange ratio simply one-for-one?	7
Q19	Must I participate in the Exchange Offer?	7
Q20	How should I decide whether to exchange my eligible stock options for new stock options?	7
Q21	Why can’t NeurogesX just grant eligible employees additional stock options?	7
Q22	Will I owe taxes if I participate in the Exchange Offer?	8
Q23	What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?	8
Q24	What happens to stock options that I choose not to surrender for exchange in the Exchange Offer?	8
Q25	If I surrender stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered stock options?	8
Q26	How long do I have to decide whether to participate in the Exchange Offer?	8
Q27	How do I participate in the Exchange Offer?	8
Q28	Can I change my mind and withdraw from participating in the Exchange Offer?	9
Q29	How will I know if my election form has been received?	9
Q30	What will happen if I do not submit my election form by the deadline?	9
Q31	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange or any documents attached or referred to in this document?	10

Q 1	Why is NeurogesX making the Exchange Offer?

We believe that the Company’s compensation programs should provide the opportunity for wealth creation for all of its employees in a manner that aligns their interests with those of its stockholders in the creation of long-term value through the Company’s success. In addition, we operate in an industry and in a geographic market where we believe it is necessary to attract new employees and retain existing employees by providing the opportunity for meaningful wealth creation through equity incentives. At NeurogesX, stock options constitute a key part of our compensation programs. Our Board of Directors believes that equity compensation promotes retention and encourages employees to act like owners of the business, motivating them to make our business successful and rewarding their contributions by allowing them to potentially benefit from increases in the value of our common stock.

Historically, we have granted stock options at our fair market value at the time of grant. The exercise prices for the various outstanding options that we have granted range from $1.07 to $11.25. Our current share price is near historical lows and as of November 9, 2011, 93% of the stock options outstanding granted to current employees have exercise prices which are higher than our current market price and many are higher than the average two-year share price. Many of these outstanding “underwater” (meaning the exercise prices of the stock options are greater than our then-current stock price) stock options no longer provide the incentive and retention effects they were intended to provide because their exercise price is so far above the current stock price that employees perceive them as having little or no potential value.

Additionally, recent changes in our executive management team, including the announced planned retirement of our Chief Executive Officer and the resignation of our Chief Medical Officer, together with recently announced changes in our business plan which have resulted in our need to significantly reduce our operating expenses and our workforce size has caused our Board of Directors and management to believe that an exchange program such as this Exchange Offer is an appropriate and needed element of our overall employee retention program.

The Exchange Offer will allow eligible employees to exchange eligible stock options for either an equal or lesser number of new stock options (depending on the stock option grant), with an exercise price representative of current market prices. We believe that such replacement equity awards will align our employees’ interests with those of our stockholders and provide the long-term financial incentives originally intended at the time the stock options were initially granted.

See Section 2, Purpose of the Exchange Offer, for more information.

Q 2	Who is eligible to participate in the Exchange Offer?

The Exchange Offer will be open to all current employees of NeurogesX who hold eligible stock option grants. To be eligible, an individual must be employed with us on the date the Exchange Offer commences and must remain employed through the expiration of the Exchange Offer. Non-employee members of our Board of Directors are not eligible to participate.

See Section 1, Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q 3	Which stock options are eligible for exchange in the Exchange Offer?

To be eligible for exchange, a stock option must have an exercise price greater than or equal to $1.07. However, a stock option will not be an eligible stock option (and any election to exchange such stock option will be disregarded) if the exercise price of the stock option is equal to or less than the closing price of NeurogesX common stock on the Expiration Date. In addition, a stock option will not be an eligible stock option (and any election to exchange such stock option will be disregarded) if the exchange ratio applicable to such option is “NA” due to the closing price of NeurogesX common stock on the Expiration Date.

Eligible stock options may currently be vested, partially vested or unvested. Only those stock options held by eligible employees immediately prior to the expiration of the Exchange Offer are eligible to be exchanged in the Exchange Offer.

To ensure that you will have the information you need to make an informed decision based on the number of new stock options that will be granted for eligible stock options, on the Expiration Date, after the close of the trading day, we will post the closing price of our common stock for that day (which will be the new stock option exercise price) and the exchange ratio for each price range and also deliver to you (by e-mail or other method) a notification of these terms. You will have until 9:00 p.m., Pacific Time, on the Expiration Date (currently expected to be December 12, 2011) to make an election by completing and submitting an election and withdrawal form to Michelle Evans or change any previous elections that you have made by completing and submitting a new election and withdrawal form to Michelle Evans.

See Question 17 and Section 1, Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q 4	Are there any differences between the new stock options and the eligible stock options that may be surrendered in the Exchange Offer?

If you are an eligible employee and you choose to participate in the Exchange Offer, the new stock options granted in exchange for your surrendered stock options will have similar terms and conditions to the eligible stock options you surrendered, except that:

•

You will receive a new non-qualified stock option (regardless of whether you stock option you surrender is an incentive stock option or a non-qualified stock option) to purchase an equal or lesser number of shares for each eligible stock option surrendered in exchange. The number of new stock options will be determined using exchange ratios for certain price tiers of the stock options being tendered. The exchange ratios were initially calculated by using the Black-Scholes option pricing model as a guide to approximate a value-for-value exchange with the results adjusted to provide for more meaningful exchange ratios. Consequently, the Black-Scholes value of the new stock options may not equal the Black-Scholes value of the eligible stock options surrendered for exchange. More information about these valuation techniques is included below in Questions 17 and 18 and in Section 8, Source and Amount of Consideration; Terms of New Stock Options.

•	The exercise price for the new stock options will be equal to the closing price of NeurogesX common stock as reported on NASDAQ on the Expiration Date.

•

The new stock options will generally be subject to a new vesting period. New stock options issued in exchange for the vested portion of an eligible stock option will be subject to a new vesting period of one (1) year, with such stock options vesting in equal, monthly increments over that year. New stock options issued for the unvested portion of an eligible stock option that was originally scheduled to vest on the basis of time and is surrendered for exchange will have one (1) year added to the last vesting date of the current vesting schedule. These stock options will vest in equal, monthly increments over the extended vesting schedule (i.e., the original vesting period plus one (1) year). New stock options issued for the unvested portion of an eligible stock option that was originally scheduled to vest based on achievement of a performance milestone will retain the original performance milestone vesting requirement. An example of the new vesting requirements for exchanged shares is included in the questions and answers section below, under question 8.

•

The new stock options will also have a new contractual term (meaning the length of time before the stock option expires, or the lifespan of the stock option) of seven (7) years, measured from the date of grant, as compared to the original ten (10) year term for currently outstanding stock options.

•

If your eligible stock option was granted under the 2000 Plan, the new stock options will be issued under and subject to the terms and conditions of the 2007 Plan and a new stock option agreement. The form of stock option agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov.

See Section 1, Eligible Stock Options; Eligible Employees; Expiration Date, and Section 5, Acceptance of Eligible Stock Options; New Stock Options for more information.

Q 5	What are the conditions of the Exchange Offer?

The Exchange Offer is subject to a number of conditions with regard to events that could occur before the expiration of the Exchange Offer and which are more fully described in Section 6, Conditions of the Exchange Offer. If any of the events described in Section 6 occur, we may terminate, extend or amend the Exchange Offer at any time prior to the expiration of the Exchange Offer.

See Section 6, Conditions of the Exchange Offer, and Section 14, Extension of the Exchange Offer; Termination; Amendment for more information.

Q 6	What will be the exercise price of the new stock options?

The exercise price of all new stock options will be equal to the closing price of NeurogesX’s common stock as reported on NASDAQ on the Expiration Date.

Q 7	If I elect to participate and my surrendered eligible stock options are accepted, when will I receive my new stock options?

We expect to accept and cancel all properly surrendered eligible stock options on the date the new stock options are granted, which will be promptly following the expiration of the Exchange Offer, but on the Expiration Date. If the Expiration Date is extended, then the cancellation date and the new stock option grant date will be similarly extended. New stock option agreements governing the terms of the new stock options will be delivered to you promptly following the new stock option grant date.

See Section 3, Procedures for Electing to Exchange Eligible Stock Options, for more information.

Q 8	When will my new stock options vest?

The new stock options will generally be subject to a new vesting period. New stock options issued in exchange for the vested portion of an eligible stock option will be subject to a new vesting period of one (1) year, with such stock options vesting in equal, monthly increments over that year. New stock options issued for the unvested portion of an eligible stock option that was originally scheduled to vest on the basis of time and is surrendered for exchange will have one (1) year added to the last vesting date of the current vesting schedule. These stock options will vest in equal, monthly increments over the extended vesting schedule (i.e., the original vesting period plus one (1) year). New stock options issued for the unvested portion of an eligible stock option that was originally scheduled to vest based on achievement of a performance milestone will retain the original performance milestone vesting requirement.

For example, assume for illustrative purposes only that you surrender an eligible stock option with respect to 1,000 shares of common stock. Also assume that the surrendered stock option was subject to a 25% per year vesting schedule and that on the Expiration Date, your stock option was 25% vested. Thus, upon the Expiration Date, 250 shares subject to the surrendered stock option were vested and 750 shares subject to the option were unvested. Assume further that in exchange for the surrendered option, you are granted a new stock option with respect to 500 shares. In accordance with the vesting terms described in the paragraph above, 125 of the shares subject to the new option (25% of 500) would vest in equal, monthly increments over the year following the Expiration Date. The remaining 375 shares subject to the new stock option would vest in equal, monthly increments over the four-year period following the Expiration Date (i.e., the three-year vesting period to which the unvested portion of the surrendered stock option was originally subject, plus an additional one (1) year).

Q 9	When will my new stock options expire?

All new stock options will have a new contractual term (meaning the length of time before the stock option expires, or the lifespan of the new stock option) of seven (7) years, instead of the term of the surrendered stock options, which was ten (10) years from the original date of grant.

Q10	What if I elect to participate in the Exchange Offer and then leave NeurogesX before the expiration of the Exchange Offer?

If you elect to participate in the Exchange Offer and your employment terminates for any reason before the expiration of the Exchange Offer, including a layoff, retirement, disability or death, your exchange election will be cancelled and you will not receive new stock options. If this occurs, no changes will be made to the terms of your current stock options, and these stock options will be treated as if you had declined to participate in the Exchange Offer. In that case, generally, you may exercise your existing stock options for a limited time after your separation date to the extent they are vested and in accordance with the terms and conditions of your existing stock options.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of NeurogesX. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or thereafter.

Q11	What if I elect to participate in the Exchange Offer and then leave NeurogesX after the new stock options are granted but before they vest?

If your employment terminates for any reason after the new stock option grant date, the terms and conditions of any new stock options granted in the Exchange Offer will apply. If your employment terminates for any reason after the new stock option grant date, but before the end of your new vesting period, you will forfeit any unvested stock options unless you are otherwise entitled to accelerated vesting in accordance with the terms and conditions of any employment or other written arrangement that you have with the Company.

Q12	What if I am on an authorized leave of absence?

Any eligible employees who are on an authorized leave of absence will be able to participate in the Exchange Offer under the same terms and conditions as employees who are not on a leave of absence.

Q13	How do I find out how many eligible stock options I have and what their exercise prices are?

You can review a list of your eligible stock options and the exercise prices of those stock options by accessing your account at E*TRADE at www.etrade.com/stockplans.

See Section 1, Eligible Stock Options; Eligible Employees; Expiration Date, for more information.

Q14	If I choose to participate in the option exchange, do I have to exchange all of my eligible stock option grants?

No. Under the option exchange, you will be able to exchange stock options (both vested and unvested) on a grant-by-grant basis. This means that you may choose to exchange some eligible grants, and choose not to exchange others. But if you elect to exchange any stock options within a particular grant, you must exchange all the stock options in that grant. You will not be able to exchange only a portion of a single grant.

For example, if you have an eligible stock option grant for 1,000 stock options, you can elect to exchange all or none of the 1,000 stock options. However, you cannot elect to exchange only 500 of the 1,000 stock options.

See Section 3, Procedures for Electing to Exchange Eligible Stock Options, for more information.

Q15	Can I exchange stock options that I have already fully exercised?

No. The Exchange Offer only applies to outstanding NeurogesX stock options that are eligible under the Exchange Offer. You will not be able to exchange shares of NeurogesX stock that you own outright, including shares acquired on exercise of a stock option.

Q16	Can I exchange the remaining portion of an eligible stock option grant that I have already partially exercised?

Yes. If you previously exercised an eligible stock option grant in part, the remaining outstanding (i.e., unexercised) portion of the eligible stock option grant can be exchanged in the Exchange Offer, whether that portion is vested or unvested.

Q17	If I elect to participate and my surrendered eligible stock options are accepted, how many new stock options will I receive in exchange?

The number of new stock options that you receive will depend on the exercise price(s) of your surrendered eligible stock options and the applicable exchange ratios, as shown in the table below. The exchange ratios were initially calculated by using the Black-Scholes option pricing model as a guide to approximate a value-for-value exchange with the results adjusted to provide for more meaningful exchange ratios. Consequently, the Black-Scholes value of the new stock options may not equal the Black-Scholes value of the eligible stock options surrendered for exchange. If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round down to the nearest whole number of shares so that all new stock options will be for a whole number of shares.

Exchange Ratio

Closing Price of NeurogesX Common Stock on the Expiration Date
Exercise Price of Eligible Stock Option	<$1.50	$1.50 – $2.50	>$2.50

$1.07 – $1.41	1:1	NA	NA
$1.66 – $1.95	1.5:1	1:1	NA
$2.55 – $3.37	1.5:1	1:1	1:1
$3.75 – $5.06	2:1	1.5:1	1:1
$5.43 – $9.04	2:1	1.5:1	1.5:1
$11.25	3:1	2:1	1.5:1

To ensure that you will have the information you need to make an informed decision based on the number of new stock options that will be granted for eligible stock options, on the Expiration Date, after the close of the trading day, we will post the closing price of our common stock for that day (which will be the new stock option exercise price) and the exchange ratio for each price range and also deliver to you (by e-mail or other method) a notification of these terms. You will have until 9:00 p.m., Pacific Time, on the Expiration Date (currently expected to be December 12, 2011) to make an election by completing and submitting an election and withdrawal form to Michelle Evans or change any previous elections that you have made by completing and submitting a new election and withdrawal form to Michelle Evans.

The stated exchange ratio will apply for all exercise prices for eligible stock options within the applicable price range. If, for example, you surrender an eligible stock option with an exercise price of $4.20 and the closing price of NeurogesX common stock on the Expiration Date is $1.25, then the exchange ratio would be 2:1, (i.e., you would receive a new stock option for one share of common stock for each two shares of common stock underlying the eligible stock option that is tendered for exchange).

For example, if the closing price of NeurogesX common stock on the Expiration Date is $2.00, then:

•	an eligible stock option to purchase 1,000 shares with an exercise price of $3.00 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible stock option to purchase 1,500 shares with an exercise price of $6.00 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible stock option to purchase 2,000 shares with an exercise price of $11.25 per share can be exchanged for a new option to purchase 1,000 shares.

Note that the exchange ratios apply to each of your stock option grants separately. This means that the various stock option grants you have received may be subject to different exchange ratios.

See Section 5, Acceptance of Eligible Stock Options; New Stock Options for more information.

Q18	Why isn’t the exchange ratio simply one-for-one?

We believe the Exchange Offer must balance the interests of both our employees and our stockholders. Using the Black-Scholes valuation model as a guide for our exchange rates results in stock options with a higher exercise price that are less valuable, meaning you would need to exchange more of them for each new stock option granted. Underwater stock options have less value than the new stock options that will be granted in the option exchange (which will have an exercise price equal to the market price of our common stock on the date of grant). Therefore, more underwater stock options are required to equal what we have determined to be the fair value of one new stock option.

We are not able to precisely predict what NeurogesX’s closing stock price will be on the date when the price for the new grants will be established; therefore, we had to make reasonable assumptions about the eventual new grant price when setting the stock option exchange ratios. Additionally, certain very old stock options which are near their expiration of contractual term have a much lower value under Black-Scholes than would otherwise be the case and therefore would require a very high exchange rate. In those cases, which amount to a relatively small proportion of the total shares affected by this Exchange Offer, we have varied from the exchange ratio derived under the Black-Scholes valuation model to what we believe is a more reasonable, meaningful exchange ratio.

Q19	Must I participate in the Exchange Offer?

No. Participation in the Exchange Offer is completely voluntary. If you choose not to participate, you will keep all of your currently outstanding stock options, including stock options eligible for the Exchange Offer, and you will not receive new stock options in the Exchange Offer. We do not intend to make any changes to the terms of your current stock options, including with respect to their status as either incentive stock options or non-qualified stock options, if you decline to participate. However, see the section entitled Risk Factors for more information with respect to your incentive stock options. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q20	How should I decide whether to exchange my eligible stock options for new stock options?

We are providing as much information as we can to assist you in making your own informed decision. You are encouraged to seek further advice from your tax, financial and legal advisors. No one from NeurogesX is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

You should also review the section entitled Risk Factors for a discussion of the risks of participating in the Exchange Offer.

Q21	Why can’t NeurogesX just grant eligible employees additional stock options?

The Compensation Committee of our Board of Directors decided that it would not have been possible to grant additional equity awards at levels adequate to motivate and retain employees with significantly underwater stock options due to the limited number of available shares under the 2007 Plan. Therefore, in the judgment of the

Compensation Committee of our Board of Directors and our Board of Directors at large, they have determined that this Exchange Offer is the best method for maintaining the appropriate incentive and motivation for our employees to continue to build stockholder value in NeurogesX.

Q22	Will I owe taxes if I participate in the Exchange Offer?

Generally, for U.S. federal income tax purposes, the exchange of old stock options for new stock options in the Exchange Offer should be treated as a nontaxable exchange and no income should be recognized upon the surrender of old stock options and the grant of the new stock options. We encourage all employees who are considering exchanging their stock options in the Exchange Offer to consult with their own tax advisors on the federal, state, local and foreign tax consequences of participating in the Exchange Offer.

See Section 13, Material U.S. Federal Income Tax Consequences and the attached Schedules for more information.

Q23	What happens if, after the grant date of the new stock options, my new stock options end up being underwater again?

The Exchange Offer is a one-time opportunity and we do not expect to offer this type of exchange again. We cannot provide assurance as to the price of our common stock at any time in the future.

Q24	What happens to stock options that I choose not to surrender for exchange in the Exchange Offer?

The Exchange Offer will have no effect on stock options that you choose not to exchange or on stock options that are not accepted for exchange in the Exchange Offer. However, see the section entitled Risk Factors for more information with respect to your incentive stock options.

Q25	If I surrender stock options in the Exchange Offer, will I be required to give up all of my rights under the surrendered stock options?

Yes. After the expiration of the Exchange Offer, any stock options you surrender in exchange for new stock options that we accept for exchange will be cancelled, and you will no longer have any rights under those stock options.

Q26	How long do I have to decide whether to participate in the Exchange Offer?

The Exchange Offer expires at 9:00 p.m., Pacific Time, on December 12, 2011. Although we do not currently intend to do so, we may, in our sole discretion, extend the Expiration Date at any time. If we extend the Exchange Offer, we will issue a press release, e-mail or other communication disclosing the extension and the new Expiration Date no later than 6:00 a.m., Pacific Time, on the next business day after the previously announced Expiration Date. If the Expiration Date is extended, then the cancellation date of the eligible stock options and the new stock option grant date will be similarly extended.

See Section 14, Extension of the Exchange Offer; Termination; Amendment, for more information.

Q27	How do I participate in the Exchange Offer?

If you wish to participate in the Exchange Offer, you must deliver a properly completed election form by facsimile or e-mail (via PDF or similar imaged document file) to:

Michelle Evans

NeurogesX, Inc.

Fax: 650-523-4312

E-mail: OptionExchange@NeurogesX.com.

To participate in the Exchange Offer, your election form must be received by NeurogesX no later than 9:00 p.m., Pacific Time, on December 12, 2011, unless this Exchange Offer is extended. You should not assume that any extension of this Exchange Offer will occur. NeurogesX intends to confirm the receipt of your election form and/or any updated election form by e-mail within two (2) business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or updated election form. Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. If your eligible stock options are properly tendered for exchange, are not properly withdrawn and are accepted by us for exchange, you will receive grant documents relating to your new stock options promptly following the expiration of this Exchange Offer.

Your election to participate in the program is not complete until we receive your properly submitted election form. If you miss the deadline or start but do not complete an election form as of the deadline, you will not be permitted to participate in the Exchange Offer. You are responsible for making sure that the election form is completed and received by the deadline of 9:00 p.m., Pacific Time, on December 12, 2011 (or the later deadline if the Exchange Offer is extended). If your election is not received by the deadline, you will be deemed to have declined to participate in the Exchange Offer.

We reserve the right to reject any or all surrenders of stock options that we determine are not in an appropriate form or that we determine would be unlawful to accept. Subject to our right to extend, terminate and amend the Exchange Offer, we expect to accept all properly surrendered eligible stock options on the date we grant the new stock options, which will be the Expiration Date.

See Section 3, Procedures for Electing to Exchange Eligible Stock Options, and Section 6, Conditions of the Exchange Offer, for more information.

Q28	Can I change my mind and withdraw from participating in the Exchange Offer?

Yes. If you elect to exchange eligible stock options and later change your mind, you may notify us before the Exchange Offer expires by updating your election and withdrawing all (and not less than all) of your eligible stock options from the Exchange Offer by submitting an updated election form following the same procedure as set forth in Question 27 above. Your updated election must be submitted before the expiration deadline of 9:00 p.m., Pacific Time, on December 12, 2011 (or such later date as may apply if the Exchange Offer is extended) to withdraw your election. The more recent election will entirely replace your previous election. Once you have withdrawn your election, you may again elect to exchange your eligible stock options by following the procedures for exchanging eligible stock options as discussed above. If you miss the deadline for withdrawing your election but remain an eligible employee, any eligible stock options previously submitted for exchange will be exchanged pursuant to the Exchange Offer. Although we intend to accept all properly surrendered eligible stock options promptly after the expiration of this offer, if we have not accepted your stock options within 40 business days of the commencement of the Exchange Offer (December 28, 2011), you may withdraw your tendered stock options at any time thereafter.

Please see Section 4, Withdrawal Rights, below for more information.

Q29	How will I know if my election form has been received?

NeurogesX intends to confirm the receipt of your election form and/or any updated election form by e-mail within two (2) business days. You are encouraged to print this confirmation for your records. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or updated election form prior to the expiration of the Exchange Offer.

Q30	What will happen if I do not submit my election form by the deadline?

If we do not receive your election to surrender eligible stock options for exchange before the Exchange Offer expires, then all of your eligible stock options will remain outstanding at their original exercise price and subject to their original terms. Late elections cannot be accepted. If you decide not to surrender any of your eligible stock options for exchange in the Exchange Offer, you do not need to do anything.

Q31	What if I have questions regarding the Exchange Offer, or if I need a paper copy or additional copies of this Offer to Exchange or any documents attached or referred to in this document?

If you have, have questions regarding the Exchange Offer or have requests for assistance, please contact Michelle Evans at (650) 393-7436, or by e-mail at Mevans@neurogesx.com.

RISK FACTORS

Participating in the Exchange Offer involves a number of risks and uncertainties, including those described below. You should carefully consider these risks and uncertainties, and you are encouraged to consult your tax, financial and legal advisors before deciding to participate in the Exchange Offer.

Risks Related to the Exchange Offer

If you exchange eligible stock options for new stock options in the Exchange Offer and your employment with us terminates before the new stock options fully vest, you will forfeit any unvested portion of your new stock options.

If you elect to participate in the Exchange Offer, the new stock options will generally be subject to a new vesting period. New stock options issued in exchange for the vested portion of an eligible stock option will be subject to a new vesting period of one (1) year, with such stock options vesting in equal, monthly increments over that year. New stock options issued for the unvested portion of an eligible stock option that was originally scheduled to vest on the basis of time and is surrendered for exchange will have one (1) year added to the last vesting date of the current vesting schedule. These stock options will vest in equal, monthly increments over the extended vesting schedule (i.e., the original vesting period plus one (1) year). New stock options issued for the unvested portion of an eligible stock option that was originally scheduled to vest based on achievement of a performance milestone will retain the original performance milestone vesting requirement. Accordingly, if you exchange eligible stock options for new stock options in the Exchange Offer and your employment with us terminates before the new stock options fully vest, then unless otherwise provided in an employment or other written arrangement that you may have with the Company, you will forfeit any unvested portion of your new stock options even if the eligible stock options surrendered in the Exchange Offer were vested at the time of the exchange.

If the price of our common stock increases over time, the value of the new stock options that you receive in the Exchange Offer may ultimately be less than the value of the eligible stock options that you surrendered in the exchange.

Because you will receive a stock option to purchase a lesser number shares of common stock in the Exchange Offer than the eligible stock options you surrender for exchange, it is possible that, at some point in the future, your surrendered eligible stock options would have been economically more valuable than the new stock options granted in the Exchange Offer. For example, assume, for illustrative purposes only, that you surrender 3,000 eligible stock options with an exercise price of $6.00 per share, and in exchange you receive a grant of 2,000 new stock options and the exercise price of the new stock options is $2.00 per share. Then, assume that two years after the new stock option grant date the price of our common stock increases to $15.00 per share. Under this example, if you had kept your surrendered eligible stock options and then exercised and sold all 3,000 of the underlying shares at $15.00 per share, you would have realized a pre-tax gain of $27,000 (i.e., 3,000 stock options multiplied by the $9.00 difference between the $15.00 market price and the $6.00 exercise price of your surrendered stock options), but if you exchanged your eligible stock options and sold the 2,000 underlying shares subject to the new stock options, you would only realize a pre-tax gain of $26,000 (i.e., 2,000 stock options multiplied by a $13.00 difference between the $15.00 market price and the $2.00 exercise price).

If we are acquired by or merge with another company, your eligible stock options that you surrendered in the exchange might be worth more than the new stock options that you receive in the Exchange Offer.

A transaction involving us, such as a merger or other acquisition, could have a substantial effect on our stock price, including significantly increasing the price of our common stock. Depending on the structure and terms of this type of transaction, optionholders who elect to participate in the offer might receive less of a benefit from the appreciation in the price of our common stock resulting from the merger or acquisition. This could result in a greater financial benefit for those optionholders who did not participate in this offer and retained their original options.

Furthermore, a transaction involving us, such as a merger or other acquisition, could result in a reduction in our workforce. If your employment terminates for any reason before your new stock options vest, you generally will not receive any value from your new stock options.

Your new stock options will not be vested on the new grant date.

The new stock options will be subject to a vesting schedule. If you do not remain an employee with us through the date your new stock options vest, you will not be able to exercise any portion of your new stock options. Instead, your new stock options will expire immediately upon your termination. As a result, you will not receive full value from your new stock options.

Your new stock options will have a different maximum term than your cancelled stock options.

If you exchange eligible stock options and are granted new stock options, the maximum term of your new stock options will be seven (7) years. As your eligible stock options have a maximum term of ten (10) years, your new stock options may have a shorter maximum term than the remaining term of the eligible stock options you surrender in the Exchange Offer. For example, if you were originally granted an eligible stock option on April 27, 2011, such option has a maximum term of ten (10) years and therefore an expiration date of April 27, 2021. If you elect to exchange such eligible stock option pursuant to the Exchange Offer, it will have a maximum term of seven (7) years and will therefore have an expiration date in December 2018 (i.e., seven (7) years following the Expiration Date of the Exchange Offer).

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance or other consequences for participating in the Exchange Offer.

If you are subject to the tax laws of a country other than the United States, even if you are a resident of the United States, you should be aware that there may be tax, social insurance or other consequences that may apply to you. You are encouraged to consult your own tax advisors to discuss these consequences.

Eligible employees who are U.S. taxpayers and do not participate in this exchange may be required to restart the measurement periods required for favorable U.S. tax treatment for their incentive stock options.

In order to receive favorable U.S. tax treatment for incentive stock options, the shares subject to the stock option must be held more than two (2) years after the grant date and more than one (1) year after you exercise the stock option. If this Exchange Offer is open for thirty (30) or more calendar days, employees will not receive any credit for the time in which their eligible stock options were held. As a result, if this Exchange Offer is open for thirty (30) or more calendar days, in order for your eligible stock options to be eligible for favorable U.S. federal tax treatment, you must wait to sell the shares that you acquire upon exercise of your stock option until the passage of more than two (2) years from the date this offer commenced (that is, more than two (2) years from November 14, 2011) and more than one (1) year after the exercise of the option (even if you do not exchange your eligible incentive stock options for new stock options). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the shares over the exercise price of the stock option will be treated as long-term capital gain. For more detailed information, please see Section 13, Material U.S. Federal Income Tax Consequences. If the offer expires on December 12, 2011, the scheduled Expiration Date, the offer will have been open less than thirty (30) days and this risk will not be realized.

Risks Related to Our Business and Common Stock

You should carefully review the risk factors contained in our periodic and other reports filed with the Securities and Exchange Commission, or SEC, including those in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and our Annual Report on Form 10-K for the year ended December 31, 2010 and also the information provided in this Offer to Exchange and the other materials that we have filed with the SEC, before making a decision on whether to surrender your eligible stock options for exchange. You may access these filings electronically at the SEC’s website at www.sec.gov or on our website at http://www.NeurogesX.com. In addition, upon request we will provide you with a copy of any or all of the documents to which we have referred you (without charge to you). See Section 16, Additional Information, for more information regarding reports we filed with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

SECTION 1. Eligible Stock Options; Eligible Employees; Expiration Date

Upon the terms and subject to the conditions of the Exchange Offer, we are making an offer to eligible employees to exchange some or all of their eligible stock options (on a grant-by-grant basis) for new stock options with an exercise price equal to the closing price of our common stock, as reported on NASDAQ, on the new stock option grant date, which will be the Expiration Date. To participate, stock options must be properly surrendered in accordance with Section 3, Procedures for Electing to Exchange Eligible Stock Options, and not validly withdrawn pursuant to Section 4, Withdrawal Rights, before the expiration of the Exchange Offer.

“Eligible stock options” are options to purchase shares of the Company’s common stock held by eligible employees immediately prior to the expiration of the Exchange Offer with an exercise price greater than or equal to $1.07. However, a stock option will not be an eligible stock option (and any election to exchange such stock option will be disregarded) if the exercise price of the stock option is equal to or less than the closing price of NeurogesX common stock on the Expiration Date. In addition, a stock option will not be an eligible stock option (and any election to exchange such stock option will be disregarded) if the exchange ratio applicable to such option is “NA” due to the closing price of NeurogesX common stock on the Expiration Date.

You are an “eligible employee” if you are:

•	a current employee who holds eligible stock options (described in the paragraph above); and

•	employed on the date the Exchange Offer commences and remain employed with us through the expiration of the Exchange Offer.

You will not be eligible to surrender eligible stock options or receive new stock options if you cease to be an eligible employee for any reason prior to the expiration of the Exchange Offer, including retirement, disability or death. If you are on an authorized leave of absence and are otherwise an eligible employee, you will be eligible to participate in the Exchange Offer if you have eligible stock options. If you surrender your eligible stock options and they are accepted and cancelled in the Exchange Offer and you are on an authorized leave of absence on the new stock option grant date, you will be entitled to receive new stock options in the Exchange Offer. Leave is considered authorized if it was approved in accordance with our policies.

If you choose to participate in the Exchange Offer and if we accept your surrendered stock options, you will receive new stock options that will have substantially the same terms and conditions as the stock options you surrendered, except that:

•

You will receive a new non-qualified stock option (regardless of whether the stock option you surrender is an incentive stock option or a non-qualified stock option) to purchase an equal or lesser number of shares for each eligible stock option surrendered in exchange. The number of new stock options will be determined using exchange ratios for certain price tiers of the stock options being tendered. The exchange ratios were initially calculated by using the Black-Scholes option pricing model as a guide to approximate a value-for-value exchange with the results adjusted to provide for more meaningful exchange ratios. Consequently, the Black-Scholes value of the new stock options may not equal the Black-Scholes value of the eligible stock options surrendered for exchange. More information about these valuation techniques is included below in Section 8, Source and Amount of Consideration; Terms of New Stock Options.

•

If your stock option was granted under the 2000 Plan, the new stock options will be issued under and subject to the terms and conditions of the 2007 Plan and a new stock option agreement. The form of stock option agreement has been filed as an exhibit to the Schedule TO of which this Offer to Exchange is a part and is available on the SEC’s website at www.sec.gov.

•	The exercise price for the new stock options will be equal to the closing price, as reported on the NASDAQ Global Market (“NASDAQ”), of NeurogesX common stock on the Expiration Date.

•

The new stock options will generally be subject to a new vesting period. New stock options issued in exchange for the vested portion of an eligible stock option will be subject to a new vesting period of one (1) year, with such stock options vesting in equal, monthly increments over that year. New stock options issued for the unvested portion of an eligible stock option that was originally scheduled to vest on the basis of time and is surrendered for exchange will have one (1) year added to the last vesting date of the current vesting schedule. These stock options will vest in equal, monthly increments over the extended vesting schedule (i.e., the original vesting period plus one (1) year). New stock options issued for the unvested portion of an eligible stock option that was originally scheduled to vest based on achievement of a performance milestone will retain the original performance milestone vesting requirement. Notwithstanding the foregoing, if you are entitled to vesting acceleration pursuant to an employment or other written arrangement with the Company that you may have upon certain terminations of employment or otherwise, those accelerated vesting provisions will continue to apply to your new stock options to the same extent that they applied to your eligible stock options surrendered in the Exchange Offer.

•

The new stock options will also have a new contractual term (meaning the length of time before the stock option expires, or the lifespan of the stock option) of seven (7) years, measured from the date of grant, as compared to the original ten (10) year term for currently outstanding stock options.

The number of new stock options that you receive will depend on the exercise price(s) of the stock options that you surrender for exchange and the applicable exchange ratios. The exchange ratios for the Exchange Offer are set forth below. Note that the exchange ratios apply to each of your stock option grants separately, which means that the various stock option grants you have received may be subject to different exchange ratios.

Exchange Ratio

Closing Price of NeurogesX Common Stock on the Expiration Date
Exercise Price of Eligible Stock Option	<$1.50	$1.50 – $2.50	>$2.50

$1.07 – $1.41	1:1	NA	NA
$1.66 – $1.95	1.5:1	1:1	NA
$2.55 – $3.37	1.5:1	1:1	1:1
$3.75 – $5.06	2:1	1.5:1	1:1
$5.43 – $9.04	2:1	1.5:1	1.5:1
$11.25	3:1	2:1	1.5:1

To ensure that you will have the information you need to make an informed decision based on the number of new stock options that will be granted for eligible stock options, on the Expiration Date, after the close of the trading day, we will post the closing price of our common stock for that day (which will be the new stock option exercise price) and the exchange ratio for each price range and also deliver to you (by e-mail or other method) a notification of these terms. You will have until 9:00 p.m., Pacific Time, on the Expiration Date (currently expected to be December 12, 2011) to make an election by completing and submitting an election and withdrawal form to Michelle Evans or change any previous elections that you have made by completing and submitting a new election and withdrawal form to Michelle Evans.

The stated exchange ratio will apply for all exercise prices for eligible stock options within the applicable price range. If, for example, you surrender an eligible stock option with an exercise price of $4.20 and the closing price of NeurogesX common stock on the Expiration Date is $1.25, then the exchange ratio would be 2:1, (i.e., you would receive a new stock option for one share of common stock for each two shares of common stock underlying the eligible stock option that is tendered for exchange).

For example, if the closing price of NeurogesX common stock on the Expiration Date is $2.00, then:

•	an eligible stock option to purchase 1,000 shares with an exercise price of $3.00 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible stock option to purchase 1,500 shares with an exercise price of $6.00 per share can be exchanged for a new option to purchase 1,000 shares;

•	an eligible stock option to purchase 2,000 shares with an exercise price of $11.25 per share can be exchanged for a new option to purchase 1,000 shares.

You can review a list of your eligible stock options and the exercise prices of those stock options by accessing your account at E*TRADE at www.etrade.com/stockplans.

The terms and conditions of the 2007 Plan differ in some respects from the terms and conditions of the 2000 Plan. If you are surrendering eligible stock options granted under the 2000 Plan, then you should carefully read “Description of the 2007 Plan” under Section 8, Source and Amount of Consideration; Terms of New Stock Options, because new stock options in the Exchange Offer will be granted under and governed by the 2007 Plan.

The Exchange Offer is scheduled to expire at 9:00 p.m., Pacific Time, on December 12, 2011, unless extended in our sole discretion. See Section 14, Extension of the Exchange Offer; Termination; Amendment, for a description of our rights to extend, terminate and amend the Exchange Offer.

Nothing in the Exchange Offer should be construed to confer upon you the right to remain an employee of NeurogesX or our subsidiary. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed until the new stock option grant date or until the new stock options vest.

SECTION 2. Purpose of the Exchange Offer

The principal purpose of this Exchange Offer is to enable us to retain employees during a time in the Company’s history that contains significant uncertainty for our employees due to recent executive management turnover and recently announced business model changes which have resulted in restricting our operating expenditures and implementing a reduction in force. We operate in an industry and in a market that is highly competitive and our employees have opportunities to seek employment elsewhere. We believe that this exchange program will provide our employees with the motivation and incentive to build value for NeurogesX stockholders. More specifically, we hope the program will:

•

Align our employees’ interests with those of our stockholders and provide the long-term financial incentives originally intended at the time of the stock options’ initial grant. All of our employees hold some stock options that have exercise prices that are equal to or greater than $1.07 per share. We believe that these outstanding underwater stock options are not providing the incentive and retention benefits they were intended to provide because they are perceived by employees as having little or no potential value. The Exchange Offer provides eligible employees with a means to elect to exchange eligible stock options for an equal or lesser number of new stock options, with an exercise price that is more consistent with NeurogesX’s current market prices.

•

Reduce our existing overhang. The outstanding underwater stock options are part of our existing overhang and may be viewed by investors as dilutive of our stockholders’ interests because they are potentially issuable securities for up to their full term despite the fact that they are not likely to be exercised in the near term, if at all, for the reasons described above. We believe the Exchange Offer will allow us to meaningfully reduce this overhang of stock options that we believe no longer serve to incentivize and motivate our employees. Reducing the overhang also will facilitate our ability to grant equity awards in the future at levels necessary to effectively incentivize and motivate our employees.

Except as otherwise disclosed in this Offer to Exchange or in the Company’s filings with the SEC (including, but not limited to, our current report on Form 8-K filed with the SEC on October 21, 2011, with respect to a letter received by the Company from NASDAQ with respect to the Company’s failure to comply with the minimum market value of listed securities (“MVLS”) requirement for continued listing on the NASDAQ Global Market), we have no present plans, proposals or negotiations that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiary;

•	any material change in our present dividend policy, or our indebtedness or capitalization;

•	any other material change in our corporate structure or business;

•	any other changes to the present Board of Directors or management of the Company other than replacement of recently resigned members of management;

•	our shares of common stock not being authorized for listing on NASDAQ (except as noted above with respect to our current report on Form 8-K filed with the SEC on October 21, 2011);

•	our shares of common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any additional securities of the Company or the disposition of any of our securities; or

•

any changes in our Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws or other governing instruments or any actions that could impede the acquisition of control of the Company.

From time to time, NeurogesX evaluates acquisition, partnering, financing or investment opportunities. At the present time, we may be reviewing a number of opportunities. These transactions may be announced or completed during the pendency of this Exchange Offer, but there can be no assurance that an opportunity will be available to us or that we will choose to take advantage of an opportunity.

SECTION 3. Procedures for Electing to Exchange Eligible Stock Options

Proper Exchange of eligible stock options. If you wish to participate in the Exchange Offer, you must deliver a properly completed election form by one of the following methods:

•	faxed to: 650-523-4312, Attn: Michelle Evans; or

•

e-mailed (via PDF or similar imaged document file) to: OptionExchange@NeurogesX.com Responses submitted by any other means, including hand delivery, interoffice, U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted. To participate, your election form must be received by us no later than 9:00 p.m., Pacific Time, on December 12, 2011, unless this Offer is extended. NeurogesX intends to confirm the receipt of your election form and/or any updated election form by e-mail within two (2) business days. If you have not received a confirmation, it is your responsibility to confirm that we have received your election form and/or updated election form. You do not need to submit any option grant documents in order to tender eligible stock options for exchange.

•

If we do not receive your election form by 9:00 p.m., Pacific Time, on the Expiration Date, then you will not be able to participate in the Exchange Offer, and each stock option currently held by you will remain outstanding with its original exercise price and with its other original terms.

The method of delivery of all documents to us, including the election form, is at the election and risk of the electing option holder. It is your responsibility to allow sufficient time to ensure timely delivery to and receipt by us of any documents you elect to send to us.

Subject to our rights to extend, terminate and amend this Offer, we will accept all properly tendered eligible stock options that have not been validly withdrawn on or prior to 9:00 p.m., Pacific Time, on the Expiration Date.

You will be permitted to exchange your eligible stock options for new stock options on a grant-by-grant basis. No partial exchanges of a stock option grant will be permitted. If you elect to exchange an eligible stock option grant, you must exchange the entire outstanding (i.e., unexercised) portion of that eligible stock option grant. If you elect to surrender the stock options in one eligible grant, you do not need to surrender the stock options in any other eligible grant you may hold.

If your name has been legally changed and does not match the name on your stock option memorandum, please let Jeannine Reyes, Manager, Human Resources & Office Administration, know and provide the additional requested documentation.

Determination of Validity; Rejection of Eligible Stock Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will make determinations regarding all questions as to the validity, form, eligibility, time of receipt and acceptance of any surrendered eligible stock options. Neither NeurogesX nor any other person can be responsible for giving notice of any defects or irregularities in surrenders. No surrender of eligible stock options will be deemed to have been properly made until all defects or irregularities have been cured by the eligible employee surrendering stock options unless waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce the Exchange Offer period, subject only to any extension of the Expiration Date that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we also reserve the right to waive any of the conditions of the Exchange Offer or any defect or irregularity in any surrender with respect to any particular eligible stock options or any particular eligible employee. We will endeavor to notify you in writing if we reject your tender of eligible stock options for any reason prior to 9:00 p.m., Pacific Time, on the Expiration Date. Nonetheless, neither we nor any other person is obligated to give notice of any defects or irregularities, nor will anyone incur any liability for failure to give any such notice.

Our Acceptance Constitutes an Agreement. Your surrender of eligible stock options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Exchange Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4, Withdrawal Rights, and our acceptance of your surrendered stock options in accordance with Section 5, Acceptance of Eligible Stock Options; New Stock Options. Our acceptance for exchange of eligible stock options surrendered by you pursuant to the Exchange Offer will constitute a binding agreement between NeurogesX and you upon the terms and subject to the conditions of the Exchange Offer.

Subject to our rights to terminate and amend the Exchange Offer in accordance with Section 6, Conditions of the Exchange Offer, we expect to accept and cancel all properly surrendered eligible stock options that have not been validly withdrawn and to grant the new stock options promptly following the expiration of the Exchange Offer, but on the same day as the Expiration Date. You will receive new stock option agreements governing the terms of the new stock options granted to you, which will be delivered to you promptly following the new stock option grant date. If the Expiration Date is extended, then the new stock option grant date will be similarly extended.

SECTION 4. Withdrawal Rights

If you elect to exchange eligible stock options and later change your mind, you may notify us before the Exchange Offer expires by updating your election and withdrawing all (and not less than all) of your eligible stock options from the Exchange Offer by submitting an updated election form following the same procedure as set forth in Section 3, Procedures for Electing to Exchange Eligible Stock Options, above.

Your updated election must be submitted before the expiration deadline of 9:00 p.m., Pacific Time, on December 12, 2011 (or such later date as may apply if the Exchange Offer is extended). The more recent election will entirely replace your previous election.

Please note that you may withdraw all (but not less than all) of the eligible stock options you previously elected to exchange.

Your exchange election will not be considered withdrawn until we receive your properly submitted updated election reflecting your withdrawal. If you miss the deadline for notifying us of your updated election but remain an eligible employee, any previously exchanged stock options will be exchanged pursuant to the Exchange Offer. You are responsible for confirming that your withdrawal was received by us before the deadline. The Expiration Date is 9:00 p.m., Pacific Time, on December 12, 2011 (or such later date as may apply if the Exchange Offer is extended).

If you have withdrawn an election to exchange eligible stock options, you may again elect to exchange these stock options by following the procedures for properly surrendering stock options as described in Section 3, Procedures for Electing to Exchange Eligible Stock Options, prior to the deadline noted above. Although we intend to accept all properly surrendered eligible stock options promptly after the expiration of the Exchange Offer, if we have not accepted your stock options within 40 business days of the commencement of the Exchange Offer (December 28, 2011), you may withdraw your tendered stock options at any time thereafter.

SECTION 5. Acceptance of Eligible Stock Options; New Stock Options

Upon the terms and subject to the conditions of the Exchange Offer, we expect to accept for exchange all eligible stock options properly surrendered and not validly withdrawn by the expiration of the Exchange Offer, which is currently expected to be 9:00 p.m., Pacific Time, on December 12, 2011. We expect to cancel the old stock options and grant the new stock options on the Expiration Date. Once we have accepted your surrendered stock options, all such stock options surrendered in the program will be cancelled and you will no longer have any rights under the surrendered stock options.

You will receive a new stock option agreement governing the terms of the new stock options granted to you, which we will distribute promptly following the Expiration Date. The forms of the stock option agreement are included in the program documents we filed with the SEC. If the Expiration Date is extended, then the cancellation date of the eligible stock options and the new stock option grant date will be similarly extended.

If you have surrendered eligible stock options for exchange in the Exchange Offer and your employment with us terminates for any reason before the expiration of the Exchange Offer, we will not accept your stock options for exchange. In that case, to the extent permitted by and in accordance with the terms and conditions of your existing stock options, you may exercise your existing stock options at the original exercise price for a limited time after your separation date to the extent they are vested.

SECTION 6. Conditions of the Exchange Offer

We may terminate or amend the Exchange Offer, or postpone our acceptance and cancellation of any eligible stock options surrendered for exchange if, at any time on or after November 14, 2011 and before the expiration of the Exchange Offer, any of the following events has occurred, or in our reasonable judgment, could occur:

(a) (i) any government or governmental, regulatory or administrative agency, authority or tribunal institutes an action or proceeding before any court, authority, agency or tribunal or any court, legislative body or takes any action, withholds any approval or promulgates, enacts, enters, amends or enforces any statute, rule, regulation, judgment, order or injunction that is applicable to the Exchange Offer or us; or

(ii) any change in the general political, market, economic or financial conditions in the United States or abroad has occurred that, in our reasonable judgment, could, directly or indirectly:

•

challenge, make illegal or otherwise restrict or prohibit the Exchange Offer, the cancellation of surrendered eligible stock options, the grant of new stock options pursuant to the Exchange Offer or the consummation of the Exchange Offer; or

•

materially and adversely affect our business, financial condition, operating results, or operations, otherwise materially impair in any way the contemplated future conduct of our business or materially impair the contemplated benefits of the Exchange Offer to us;

(b) a general suspension of trading or limitation on securities pricing has occurred in any national securities exchange or over-the-counter market or any banking moratorium or suspension of payments in respect of banks in the United States has been declared;

(c) the market price of the shares of our common stock materially changes such that the Exchange Offer would no longer have the intended compensatory purpose;

(d) any event occurs that, in our reasonable judgment, could directly or indirectly materially adversely affect the extension of credit to us by banks or other lending institutions;

(e) any change occurs in U.S. generally accepted accounting principles or the application or interpretation thereof that could require us, for financial reporting purposes, to record compensation expenses against our operating results in connection with the Exchange Offer that would be in excess of any compensation expenses that we would be required to record under U.S. generally accepted accounting principles in effect at the time we commence the Exchange Offer;

(f) any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act announces or makes a merger or acquisition proposal for us or a tender or exchange offer with respect to some or all of our outstanding common stock, or publicly discloses the same, or we learn that any person, entity or group:

(i) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before November 14, 2011;

(ii) has filed a Schedule 13D or Schedule 13G with the SEC on or before November 14, 2011 and has acquired or proposes to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our common stock; or

(iii) has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement reflecting an intent to acquire us or any of our assets or securities;

(g) any governmental authority, NASDAQ or any other regulatory or administrative authority of any national securities exchange enacts, enforces or deems applicable to us any rule, regulation or action that, in our reasonable judgment, makes it inadvisable for us to proceed with the Exchange Offer.

If any of the above events occur, we may:

•	terminate the Exchange Offer;

•	complete and/or extend the Exchange Offer, subject to your withdrawal rights;

•	amend the terms of the Exchange Offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the Exchange Offer.

The conditions of the Exchange Offer are for our benefit. In our discretion, at any time before the expiration of the Exchange Offer we may assert these conditions, or waive them, in whole or in part, whether or not we waive any other condition to the Exchange Offer. If we choose not to exercise these rights at any given time, we do not waive our right to exercise them later. However, if we become aware that a condition is triggered, we will promptly notify eligible employees whether or not we have decided to waive such condition. Should we choose to waive a particular right, we may not reassert that particular right again in this Exchange Offer. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 may be challenged by an eligible employee only in a court of competent jurisdiction. A nonappealable determination with respect to such matter by a court of competent jurisdiction will be final and binding on all persons.

SECTION 7. Price Range of Our Common Stock

The eligible stock options give eligible employees the right to acquire shares of our common stock. None of the eligible stock options are traded on any trading market.

Our common stock is traded on NASDAQ under the symbol “NGSX.” The following table shows the quarterly high and low sale prices per share of our common stock during the periods indicated.

	High	Low
Fiscal Year Ending December 31, 2011:
Fourth Quarter (through November 9, 2011)	1.28	0.77
Third Quarter	2.85	0.75
Second Quarter	4.47	1.55
First Quarter	6.41	3.12
Fiscal Year Ended December 31, 2010:
Fourth Quarter	7.55	5.32
Third Quarter	7.55	5.06
Second Quarter	10.60	6.52
First Quarter	9.99	6.88
Fiscal Year Ended December 31, 2009:
Fourth Quarter	9.09	7.15
Third Quarter	9.20	5.54
Second Quarter	6.90	2.01
First Quarter	3.70	0.89

As of November 09, 2011, the number of stockholders of record of our common stock was 52, and the number of outstanding shares of our common stock was 29,692,759.

On November 09, 2011, the closing price of our common stock as reported on NASDAQ was $1.246 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to surrender your eligible stock options in the Exchange Offer.

The price of our common stock has been, and in the future may be, volatile and could appreciate or decline from the current market price. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, both within our control and outside our control. In addition, the stock market has experienced extreme price and volume fluctuations, particularly in the current economic climate, that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

SECTION 8. Source and Amount of Consideration; Terms of New Stock Options

Consideration. All new stock options granted in exchange for eligible stock options will be issued under the 2007 Plan (regardless of whether the old stock options were granted under the 2007 Plan or the 2000 Plan). As of November 9, 2011, there were outstanding eligible stock options held by approximately 85 eligible employees to purchase an aggregate of 3,309,746 shares of our common stock with a weighted average exercise price of $4.67 per share, all of which were issued under the 2007 Plan or 2000 PlanValuation Methods. The exchange ratios were initially calculated by using the Black-Scholes option pricing model as a guide to approximate a value-for-value exchange with the results adjusted to provide for more meaningful exchange ratios. Consequently, the Black-Scholes value of the new stock options may not equal the Black-Scholes value of the eligible stock options surrendered for exchange. The Black-Scholes option pricing model is a valuation method that is widely used by companies to determine the fair value of outstanding stock options. The calculation of fair value using the Black-Scholes option pricing model takes into account many variables, such as the expected volatility of our stock and the expected term of a stock option and other factors. However, the Black Scholes model also has certain limitations with respect to valuing stock options as the model does not adequately address vesting requirements, which is often an important component of the ultimate value of a stock option. Each exchange ratio was initially set based in part by reference to the market price of NeurogesX stock prior to the start of the Exchange Offer. At that point in time, the exchange ratio would have resulted in a value of the new stock option grant that may have been approximately equal to the value of the stock option grant that you are considering for exchange. As a result of the limitations inherent in the Black Scholes valuation model, the intent of this program is to provide a retention and motivational incentive for employees, and in the case of certain very old stock options which are near their expiration of contractual term, we have adjusted the exchange ratios to be more favorable for employees. We are not able to precisely predict what NeurogesX’s closing stock price will be on the date when the price for the new grants will be established; therefore, we had to make reasonable assumptions about the eventual new grant price when setting the stock option exchange ratios. The exchange ratio for each grant is used to calculate the number of new stock options you will receive if you exchange your eligible stock options. Because the exchange ratios are fixed, the value of the old and new grants may vary further once the Exchange Offer closes on December 12, 2011 (the expected expiration of the Exchange Offer) as the final grant price will be set on the date the new stock options are granted, which will be the Expiration Date, and may differ from the market price prior to the start of the Exchange Offer. The actual accounting consequences of the program will depend in part on participation levels as well as on vesting schedules and the exchange ratios established shortly before we started the program. However, assuming an exercise price of $1.50 for the new stock options, we do not expect to recognize more than $1.9 million in incremental compensation expense for financial reporting purposes as a result of the program. See Section 1, Eligible Stock Options; Eligible Employees; Expiration Date, for a table showing the exchange ratios for the Exchange Offer.

We will not issue any fractional stock options in the Exchange Offer. If, after the exchange of eligible stock options in any particular stock option grant, you would be left with a fractional stock option, we will round such fractional stock option down to the nearest whole stock option. As a result, if you have eligible stock option grants that would be exchanged for less than one new stock option, that fractional stock option would be rounded down to zero and no new stock option would be granted.

Terms of New Stock Option Grants. If we accept the stock options surrendered for exchange, such options will be cancelled and replaced with new stock options on the Expiration Date. The new stock options, which will be granted under the 2007 Plan, will be treated as non-qualified stock options for U.S. tax purposes and have a new exercise price per share equal to the closing price per share of NeurogesX common stock as reported on NASDAQ on the Expiration Date. In addition, each new stock option will generally have a new vesting schedule, even if all or a portion of the surrendered eligible stock options are already vested. New stock options issued in exchange for the vested portion of an eligible stock option will be subject to a new vesting period of one (1) year, with such stock options vesting in equal, monthly increments over that year. New stock options issued for the unvested portion of an eligible stock option that was originally scheduled to vest on the basis of time and is surrendered for exchange will have one (1) year added to the last vesting date of the current vesting schedule. These stock options will vest in equal, monthly increments over the extended vesting schedule (i.e., the original vesting period plus one (1) year). New stock options issued for the unvested portion of an eligible stock option that was originally scheduled to vest based on achievement of a performance milestone will retain the original performance milestone vesting requirement. Notwithstanding the foregoing, if you are entitled to vesting acceleration pursuant to an employment or other written arrangement with the Company that you may have upon certain terminations of employment or otherwise, those accelerated vesting provisions will continue to apply to your new stock options to the same extent that they applied to your eligible stock options surrendered in the Exchange Offer.

The new stock options will also have a new contractual term (meaning the length of time before the stock option expires, or the lifespan of the stock option) of seven (7) years, measured from the date of grant, as compared to the original ten (10) year term for currently outstanding stock options.

The total number of shares that may be issued pursuant to the new stock options granted in the Exchange Offer will depend on the rate of participation by eligible employees. Assuming all eligible stock options that were outstanding as of the start of the Exchange Offer are surrendered in the Exchange Offer and assuming an exercise price of less than $1.50 for the new stock options, new stock options to purchase approximately 1,913,000 shares will be granted in the program.

The terms and conditions of your eligible stock options are set forth in the stock option agreement and the stock option plans under which they were granted.

Description of the 2007 Plan

New stock options will be granted under the 2007 Plan. The following is a description of the principal features of the 2007 Plan that apply to stock options granted under the 2007 Plan. The description of the 2007 Plan is subject to, and qualified in its entirety by reference to, the actual provisions of the 2007 Plan, which have been filed as exhibits to the Schedule TO of which this Exchange Offer is a part and are available on the SEC’s website at www.sec.gov. Upon request, we will provide you, without charge, with a copy of the 2007 Plan. Please direct your requests to:

NeurogesX, Inc.

2215 Bridgepointe Parkway, Suite 200

San Mateo, CA 94404

Phone: (650) 393-7436

Attention: Michelle Evans, Corporate Paralegal

E-mail: Mevans@neurogesx.com

Types of Awards Available Under the 2007 Plan. The 2007 Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Each of these is referred to individually as an “Award” or collectively as “Awards” and each holder of an Award is referred to as a “participant” or collectively as “participants.” Those eligible for Awards under the 2007 Plan include employees and consultants who provide services to us or our parent or subsidiaries as well as directors of the Company. As of November 9, 2011, approximately 92 of our employees and directors would be eligible to participate in the 2007 Plan.

Number of Shares of Common Stock Available Under the 2007 Plan. The maximum aggregate number of shares that may be awarded and sold under the 2007 Plan is (A) 4,122,549 shares, which includes shares returned to the 2007 Plan prior to January 1, 2010 under (B) below and increases under (C) below for years prior to the 2011 fiscal year, plus (B) any shares subject to stock options or similar awards granted under our 2000 Incentive Stock Plan (the “2000 Plan”) that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under our 2000 Plan that are forfeited to or repurchased by the Company, with the maximum number of shares to be added to the 2007 Plan pursuant to this clause (B) equal to 866,666 shares (which includes shares previously returned to the 2007 Plan pursuant to clause (B)), plus (C) an annual increase to be added on the first day of each fiscal year beginning with the 2011 fiscal year, in an amount equal to the least of 1,333,333 shares, 5% of the outstanding shares on the last date of the immediately preceding fiscal year, or an amount determined by our Board of Directors. The shares may be authorized, but unissued, or reacquired common stock.

If an Award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock, restricted stock units, performance shares or performance units, is forfeited to or repurchased by us, the unpurchased shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2007 Plan. Upon exercise of a stock appreciation right settled in shares, only shares actually issued pursuant to the stock appreciation right will cease to be available under the 2007 Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will become available for future grant or sale under the 2007 Plan. Shares that have actually been issued under the 2007 Plan under any Award will not be returned to the 2007 Plan and will not become available for future distribution under the 2007 Plan; provided, however, that if shares of restricted stock, restricted stock units, performance shares or performance units are repurchased by us or are forfeited to us, such shares will become available for future grant under the 2007 Plan. To the extent an Award is paid out in cash rather than stock, such cash payment will not reduce the number of shares available for issuance under the 2007 Plan.

If we declare a dividend or other distribution or engage in a recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure of the Company affecting our shares, the Administrator (defined below) will adjust the (i) number and class of shares available for issuance under the 2007 Plan, (ii) number, class and price of shares subject to outstanding Awards, and (iii) specified per-person limits on Awards to reflect the change.

Administration of the 2007 Plan. Our Board of Directors, or its compensation committee, or a committee of directors or of other individuals satisfying applicable laws and appointed by our Board of Directors, referred to as the “Administrator”, will administer the 2007 Plan. To make grants to certain of our officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act. To the extent the Administrator determines it desirable to qualify awards granted under the 2007 Plan as “performance-based compensation”, the members of the committee will consist of two or more “outside directors” under Section 162(m) (so that we can receive a federal tax deduction for certain compensation paid under the 2007 Plan).

Subject to the terms of the 2007 Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, to determine the terms and conditions of Awards, to modify or amend each Award (subject to the restrictions of the 2007 Plan), and to interpret the provisions of the 2007 Plan and outstanding Awards. The Administrator may implement an exchange program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type, Awards of a different type and/or cash, (ii) participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award could be reduced.

Formula Awards to Outside Directors. The 2007 Plan provides that each person who first becomes an outside director will automatically receive an option to purchase 20,000 shares on or about the date the person first becomes an outside director, referred to as an initial option, provided, that a director who is an employee, or an inside director, who ceases to be an inside director, but who remains a director will not receive an initial option. Outside directors, other than the Chairman of the Board of Directors, will also automatically receive an option to purchase 10,000 shares on the date of each annual meeting of stockholders, referred to as the annual option, provided he or she will have served on our Board of Directors for at least the preceding six months. The Chairman of the Board of Directors will be automatically granted an option to purchase 15,000 shares on the date of each annual meeting of the stockholders, referred to as the annual Chairman option, provided he or she will have served on our Board of Directors for at least the preceding six months. Each initial option will vest and become exercisable as to 25% of the shares subject to the initial option on each anniversary of its grant date and each annual option will vest and become exercisable as to 100% of the shares subject to the annual option on the day prior to the following year’s annual stockholder meeting (but in no event later than December 31 of the calendar year following the calendar year during which the annual option was granted), provided, in each case, the participant continues to serve as a director through such dates.

Options. The Administrator is able to grant non-qualified stock options and incentive stock options under the 2007 Plan. The Administrator determines the number of shares subject to each option, although the Amended 2007 Plan provides that a participant may not receive options for more than 1,000,000 shares in any fiscal year, except in connection with his or her initial employment with us, in which case he or she may be granted an option covering up to an additional 500,000 shares.

The Administrator determines the exercise price of options granted under the 2007 Plan, provided the exercise price of options must be at least equal to the fair market value of our common stock on the date of grant. In addition, the exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of our outstanding stock must be at least 110% of the fair market value of the common stock on the grant date.

The term of each option will be stated in the Award agreement. The term of an option may not exceed ten (10) years. In addition, with respect to any participant who owns more than 10% of the voting power of all classes of the Company’s outstanding capital stock, the term of an incentive stock option may not exceed five (5) years.

After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for (i) three (3) months following his or her termination for reasons other than death or disability, and (ii) twelve (12) months following his or her termination due to death or disability, but in no event later than the expiration of the option’s term.

Transferability of Awards. Awards granted under the 2007 Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.

Change in Control. In the event we experience a merger or change in control, each outstanding Award will be treated as the Administrator determines, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The Administrator shall not be required to treat all Awards similarly in the transaction. In the event that the successor corporation does not assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted in the event of a change in control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to Awards granted to an outside director that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the participant will fully vest in and have the right to exercise his or her options and/or stock appreciation rights as to all of the shares subject to the Award, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units shall lapse, and, with respect to performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Amendment and Termination of the 2007 Plan. Our Board of Directors will have the authority to amend, alter, suspend or terminate the 2007 Plan, except that stockholder approval will be required for any amendment to the 2007 Plan to the extent required by any applicable laws. No amendment, alteration, suspension or termination of the 2007 Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and us. The 2007 Plan will terminate in January 2017, unless our Board of Directors terminates it earlier.

Registration and sale of shares underlying new stock options.

All of our shares of common stock issuable upon the exercise of vested new stock options have been registered under the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are an employee who is considered an affiliate of NeurogesX for purposes of the Securities Act, you will be able to sell the shares issuable upon exercise of vested new stock options free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

You should refer to Section 13 of this Exchange Offer for a discussion of the U.S. federal income tax consequences of new stock options as well as the consequences of accepting or rejecting this Exchange Offer. If you are a taxpayer of the United States, but also are subject to the tax laws of another non-U.S. jurisdiction, you should be aware that there might be other tax and social insurance consequences that may apply to you. We strongly recommend that you consult with your advisors to discuss the consequences to you of this transaction.

SECTION 9. Information About Us; Financial Information

Information About Us. NeurogesX is a biopharmaceutical company focused on developing and commercializing novel pain management therapies. We are assembling a portfolio of pain management products and product candidates based on known chemical entities to develop innovative new therapies that we believe may offer substantial advantages over currently available treatment options. Our initial focus is on the management of chronic peripheral neuropathic pain conditions.

Our first commercial product, Qutenza, became commercially available in the United States and in certain European countries in the first half of 2010. Qutenza is a dermal delivery system designed to topically administer capsaicin to treat certain neuropathic pain conditions and was approved by the U.S, Food and Drug Administration, or FDA in November 2009 for the management of neuropathic pain associated with postherpetic neuralgia, or PHN. Qutenza is the first prescription strength capsaicin product approved in the United States.

In May 2009, Qutenza received a marketing authorization or MA, in the European Union for the treatment of peripheral neuropathic pain in non-diabetic adults, either alone or in combination with other medicinal products for pain. In June 2009, we entered into the Astellas Agreement, under which we granted Astellas an exclusive license to commercialize Qutenza in the European Economic Area, which includes the 27 countries of the European Union, Iceland, Norway, and Liechtenstein as well as Switzerland, certain countries in Eastern Europe, the Middle East and Africa, which we refer to as the Licensed Territory. Qutenza was made available on a country by country basis commencing in April, 2010 and by September 30, 2011 was available in twenty-one European countries. Astellas anticipates introducing Qutenza in additional European Union countries, as well as non-European Union countries, within their territory during 2011.

In April 2010, we borrowed $40.0 million from Cowen Healthcare Royalty Partners, L.P. or Cowen, and we agreed to repay Cowen up to $106.0 million, as the amount due to Cowen may be reduced in accordance with certain prepayment provisions of the agreement. The debt, together with accrued interest, will be repaid through Cowen receiving all of the proceeds we receive under the Astellas Agreement until our payment obligations are satisfied in full, after which Cowen will have no ongoing participation in our business.

On July 26, 2011, we completed a private placement under a Securities Purchase Agreement pursuant to which we issued units (the “Units”) for an aggregate purchase price of approximately $20.2 million, at a per Unit price of $1.72. Each Unit was comprised of one share of common stock and a warrant to purchase 0.5 shares of common stock (representing 50% warrant coverage on the shares to be issued). The price of each Unit was based on the July 21, 2011 consolidated closing bid price of our common stock on the NASDAQ Global Market of $1.65 per share, and represented a purchase price of $1.65 for the one share of common stock issued for each Unit and a warrant purchase price of $0.07 for the 0.5 shares of common stock underlying the warrants issued for each Unit (resulting in a purchase price for the warrants of $0.14 per whole share of common stock underlying such warrants). The total number of Units issued in connection with the transaction was 11,749,552, representing an aggregate issuance of 11,749,552 shares of common stock and warrants to purchase an aggregate of 5,874,782 shares of common stock. The warrants have a term of five (5) years, contain a net-exercise provision, and have an exercise price of $1.65 per share. In addition, the warrants contain terms that prevent the warrants from being exercised to the extent that such exercise would cause a stockholder’s beneficial ownership (along with its affiliates and others with whom such stockholder’s holdings would be aggregated for purposes of Section 13(d) of the Exchange Act) to exceed 19.999% of the total number of then issued and outstanding shares of our common stock. Pursuant to a Registration Rights Agreement entered into in connection with the Securities Purchase Agreement, we agreed to file a registration statement covering the resale of the common stock and the shares of common stock underlying the warrants issued and issuable to the purchasers of Units no later than 30 calendar days from the closing date, and to seek to have such registration statement declared effective within a stated term depending on certain conditions.

On August 5, 2011, we entered into a loan agreement with Hercules Technology Growth Capital, Inc., or Hercules, which includes both a $5 million accounts receivable line and a $15 million term loan, with the term loan being funded on August 8, 2011. Under the terms of the loan agreement, the $15 million term loan is required to be repaid over the course of the 42-month maturity period, which includes a 12-month interest only period at the beginning of the term. Interest on the term loan has a minimum rate of 9.50%, which can increase based on fluctuations in the prime rate. The $5 million accounts receivable line is a revolving line that is available until December 31, 2012 and then is renewable by Hercules each year thereafter. The accounts receivable line bears interest at a minimum interest rate of 6.75%, which can also increase based on fluctuations in the prime rate, and the maximum borrowing availability under the revolving line is based upon a percentage of eligible account receivables. We may prepay and terminate the term loan and the accounts receivable line at any time, subject to certain prepayment fees, and we are obligated to also pay a fee of $600,000 when the term loan is repaid. Our obligations under the loan agreement are secured by certain of our personal property. The loan agreement also contains customary negative covenants and is subject to customary events of default. In connection with our entry into the loan agreement, we issued to Hercules a warrant for 791,667 shares of our common stock (representing an aggregate exercise price equal to approximately 7.125% of the maximum aggregate funds potentially available to us under the loan agreement). The warrant has a term of five (5) years, contains a net-exercise provision, and has an exercise price of $1.80 per share.

We submitted a supplemental new drug application, or sNDA, in September 2011 in pursuit of a label expansion for Qutenza in the United States. The label expansion would include patients with painful HIV-associated peripheral neuropathy, or HIV-PN, also known as painful HIV-associated neuropathy and painful HIV-distal sensory polyneuropathy.

In November 2011, we reported the top line results of our Phase 2 clinical study of NGX-1998, a topical liquid formulation of prescription strength capsaicin, in patients with PHN. The clinical trial met its protocol-specific objectives, which include the primary endpoint of a percentage change from baseline versus placebo in a patient-reported numeric pain rating scale. The Phase 2 trial began in November 2010, when we treated the first patient. The Company intends to seek a partner to aid in the continued development and commercialization of NGX-1998 in the United States and other markets of the world not already partnered. The Astellas Agreement provides Astellas an option to exclusively license NGX-1998 in the Licensed Territory. If Astellas exercises such option, both companies will cooperate on Phase 3 clinical trials and will share such costs equally.

In May 2011, we were granted a patent in the United States from the U.S. Patent and Trademark Office covering the NGX-1998 capsaicin topical liquid entitled, “Methods and Compositions for Administration of TRPV1 Agonists.” The allowed claims include method of use, formulation and system claims. The patent expires in 2027, which includes patent term adjustment. We also have a series of compounds which represent an early stage pipeline of potential product candidates which include various prodrugs of acetaminophen for potential use in acute pain, including traumatic pain, post-surgical pain and fever and various prodrugs of opioids for potential use in chronic pain indications. These other product candidates are in the pre-clinical stage of development and may or may not be the subject of further development in 2011 or beyond. We are currently seeking development partners for our acetaminophen prodrug programs.

We hold worldwide commercial rights to all of our products and product candidates, with the exception of rights given to Astellas. We are actively engaged in discussions with potential commercial partners in geographic regions other than the United States and Licensed Territory under the Astellas Agreement.

Financial Information. The financial information, including the financial statements and related notes, included in Item 8, “Financial Statements and Supplementary Data” to our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in Part I. Financial Information in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, are incorporated herein by reference. A summary of certain financial information contained in these reports is attached to this Offer to Exchange as Schedule A which is incorporated herein by reference. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period. See Section 16,

Additional Information, for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Ratio of Earnings to Fixed Charges. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income before income tax benefit plus fixed charges. Fixed charges consist of interest expense, amortization of debt discount, amortization of warrants and amortization of the issuance costs on all indebtedness and the estimated portion of rental expense deemed by NeurogesX to be representative of the interest factor of rental payments under operating leases. Our earnings were insufficient to cover fixed charges for each of the periods presented. Accordingly, the following table sets forth the deficiency of earnings to fixed charges for each of the periods presented. Because of the deficiency, ratio information is not applicable.

(In thousands, except ratios)

	Nine Months Ended September 30,		Year Ended December 31,
	2011	2010	2010	2009

Net loss (1)	$(39,304)	$(32,157)	$(44,516)	$(21,867)
Fixed charges	7,358	3,361	5,493	357

Total loss for computation of ratio	$(31,946)	$(28,796)	$(39,023)	$(21,510)

Fixed Charges:
Interest expensed	$7,298	$3,300	$5,413	$276
Interest attributable to rentals (2)	60	61	80	81

Total fixed charges	$7,358	$3,361	$5,493	$357

Ratio of earnings to fixed charges (1)	—	—	—	—

(1)	Earnings for the year ended December 31, 2010 and 2009 and the nine months ended September 30, 2011 and 2010 were insufficient to cover fixed charges.
(2)	Interest attributable to rentals equals 17.3% of total rent expense.

Book Value Per Share. Our book value per share as of our most recent balance sheet dated September 30, 2011 was $(1.97). Our book value per share was calculated using the book value, or stockholders’ deficit, as of September 30, 2011 divided by the number of shares of our common stock outstanding on that date.

Additional Information. For more information about us, we recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to surrender your eligible stock options for exchange. We will also provide without charge to you, upon request, a copy of any or all of the documents to which we have referred you. See Section 16, Additional Information, for more information regarding reports we have filed with the SEC and how to obtain copies of or otherwise review such reports.

SECTION 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities

A list of the member of our Board of Directors and executive officers and information about the interests of our Board of Directors and executive officers is included in Schedule B attached to this Offer to Exchange, which is incorporated herein by reference.

SECTION 11. Status of Eligible Stock Options Acquired by Us in the Exchange Offer; Accounting Consequences of the Exchange Offer

Under the current U.S. generally accepted accounting principles, the exchange of stock options under the program is treated as a modification of the existing stock options for accounting purposes. Accordingly, we will recognize the unamortized compensation cost of the surrendered stock options, as well as the incremental compensation cost of the replacement stock options granted in the program, ratably over the vesting period of the replacement stock options. The incremental compensation cost will be measured as the excess, if any, of the fair value of each replacement stock option granted to employees in exchange for surrendered eligible stock options, measured as of the last day of the Exchange Offer, over the fair value of the surrendered eligible stock options in exchange for the replacement stock options, measured immediately prior to the cancellation. Assuming an exercise price of $1.50 for the new stock options, we do not expect to recognize more than $1.9 million in incremental compensation expense for financial reporting purposes as a result of the program. However, we might incur additional compensation expense as a result of a change in the market price of our common stock from the launch to the closing of the Exchange Offer. In the event that any of the replacement stock options are forfeited prior to their vesting due to termination of service, the incremental compensation cost for the forfeited replacement stock options will not be recognized; however, we would recognize any unamortized compensation expense from the surrendered stock options which would have been recognized under the original vesting schedule.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the Exchange Offer, we cannot predict the exact amount of any incremental compensation expense that may result from the Exchange Offer.

SECTION 12. Legal Matters; Regulatory Approvals

We are not aware of any material pending or threatened legal actions or proceedings relating to the Exchange Offer. We are not aware of any margin requirements or antitrust laws applicable to the Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible stock options and issuance of new stock options as contemplated by the Exchange Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new stock options as contemplated in the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek the required approval or take other required action. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligation under the Exchange Offer to accept surrendered eligible stock options for exchange and to issue new stock options would be subject to obtaining any such governmental approval.

SECTION 13. Material U.S. Federal Income Tax Consequences

U.S. Federal Income Tax Consequences. The following is a general summary of the material U.S. federal income tax consequences of participating in the program to NeurogesX and to eligible employees who are subject to U.S. federal income tax. The following summary does not address the consequences of any state, local or foreign tax laws.

The exchange of eligible stock options for new stock options pursuant to the Exchange Offer should be treated as a nontaxable exchange for U.S. federal income tax purposes and neither we nor any of our eligible employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible stock options and the grant of new stock options pursuant to the Exchange Offer. However, the Internal Revenue Service is not precluded from adopting a contrary position.

Non-qualified Stock Options. All new stock options granted pursuant to the Exchange Offer will be non-qualified stock options. Upon exercise of the new stock options, you will recognize compensation taxable as ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, you generally will recognize capital gain or loss (which will be long- or short-term depending on whether the stock was held for more than 12 months) equal to the difference between (a) the selling price and (b) the sum of the amount paid for the stock, plus any amount recognized as compensation income upon exercise. The holding period for the shares acquired upon exercise of a non-qualified stock option will begin on the day after the date of exercise.

The new stock options generally will have no U.S. federal income tax consequences to us. However, we generally will be entitled to a business expense deduction upon the exercise of a new stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible employee upon exercise, subject to the limitations imposed by the Internal Revenue Code. We have designed the Exchange Offer in a manner intended to comply with Internal Revenue Code Section 409A.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized in connection with the exercise of a non-qualified stock option by an eligible employee who has been employed by us. We will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

Incentive Stock Options. If you currently hold eligible stock options that are intended to qualify as incentive stock options, please read the following section carefully to remind you of the general U.S. federal tax consequences that apply to incentive stock options:

Under current U.S. tax law, you did not realize taxable income upon the grant of an incentive stock option. In addition, you generally will not realize taxable income upon the exercise of an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the stock option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the stock option. Except in the case of your death or disability, if a stock option is exercised more than three months after your termination of employment, the stock option ceases to be treated as an incentive stock option and is subject to taxation under the rules that apply to non-qualified stock options.

If you sell the shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is qualifying or disqualifying. The disposition of the shares is qualifying if it is made:

•	more than two (2) years after the date the incentive stock option was granted; and

•	more than one (1) year after the date the incentive stock option was exercised.

If the disposition of the shares is qualifying, any excess of the sale price of the shares over the exercise price of the stock option will be treated as long-term capital gain taxable to you at the time of the sale. Any such capital gain will be taxed at the long-term capital gains rate in effect at the time of sale.

If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the excess of the fair market value of the shares on the date the stock option was exercised (or, if less, the amount realized on the disposition of the shares) over the exercise price will be taxable income to you at the time of the disposition. Additional gain, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one (1) year after the stock option was exercised.

Unless you engage in a disqualifying disposition, we will not be entitled to a deduction with respect to an incentive stock option. If you engage in a disqualifying disposition, we generally will be entitled to a deduction equal to the amount of compensation income taxable to you.

In addition, you should note that if this Exchange Offer is open for thirty or more calendar days, incentive stock options held by employees who do not participate in this Exchange Offer will be considered to have been modified as of the date this Exchange Offer commenced, which will be considered a new date of grant for purposes of determining whether the employee will receive favorable U.S. tax treatment with respect to the incentive stock options. As a result, if this Exchange Offer is open for thirty or more calendar days, in order to receive favorable U.S. tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two (2) years from the date this Exchange Offer commenced (that is, more than two (2) years from November 14, 2011) and more than one (1) year after the exercise of the option (even if you do not exchange your incentive stock options for restricted stock units). If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain. Currently, this Exchange Offer is scheduled to expire on December 12, 2011. If the Exchange Offer expires as scheduled, the Exchange Offer will have remained open for twenty-nine calendar days.

WE ENCOURAGE ALL ELIGIBLE EMPLOYEES WHO ARE CONSIDERING EXCHANGING THEIR ELIGIBLE STOCK OPTIONS TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFER.

CIRCULAR 230 DISCLAIMER. The following disclaimer is provided in accordance with Treasury Department Circular 230. You are hereby notified that (a) the summary above is not intended or written to be used, and cannot be used by any taxpayer, for the purpose of avoiding penalties that may be imposed on the taxpayer under the Internal Revenue Code, (b) the summary above was written to support the promotion or marketing (within the meaning of Circular 230) of the transaction(s) or matter(s) addressed by this communication, and (c) each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

SECTION 14. Extension Of The Exchange Offer; Termination; Amendment

We may, from time to time, extend the period of time during which the Exchange Offer is open and delay accepting any eligible stock options surrendered to us by disseminating notice of the extension to eligible employees by written notice or public announcement, as otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Exchange Offer is extended, we will provide appropriate notice of the extension and the new Expiration Date no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled Expiration Date, and the cancellation and new stock option grant date will be similarly extended. For purposes of the Exchange Offer, a business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 9:01 a.m. through 9:00 p.m., Pacific Time.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration of the Exchange Offer, to terminate or amend the Exchange Offer upon the occurrence of any of the conditions specified in Section 6, Conditions of the Exchange Offer, by giving written notice of the termination or amendment to eligible employees, by making a public announcement or as otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6, Conditions of the Exchange Offer, has occurred or is deemed by us to have occurred, to amend the Exchange Offer in any respect prior to the Expiration Date. Any notice of such amendment required pursuant to the Exchange Offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and will be filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Exchange Offer or the information concerning the Exchange Offer, or if we waive a material condition of the Exchange Offer, we will extend the Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and, if the Exchange Offer is scheduled to expire within ten business days from the date we notify you, keep the Exchange Offer open for at least ten business days after the date of such notification: (a) we increase or decrease the amount of consideration offered for the eligible stock options; or (b) we increase or decrease the number of eligible stock options that may be surrendered in the Exchange Offer.

SECTION 15. Fees and Expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting the surrender of eligible stock options pursuant to the Exchange Offer. You will be responsible for any expenses incurred by you in connection with your election to participate in the Exchange Offer, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with the Exchange Offer.

SECTION 16. Additional Information

We have filed with the SEC a Tender Offer Statement on Schedule TO of which this document is a part. This document does not contain all of the information contained in the Schedule TO and the exhibits thereto. We recommend that you review the Schedule TO, including its exhibits, and the following other materials, which we have filed with the SEC and are incorporating by reference into this document, before making a decision on whether to participate in the Exchange Offer:

(a) our annual report on Form 10-K for our fiscal year ended December 31, 2010, filed with the SEC on March 30, 2011, as amended by Form 10-K/A, filed with the SEC on June 30, 2011;

(b) our quarterly reports on Form 10-Q for the quarterly periods ended September 30, 2011, June 30, 2011 and March 31, 2011;

(c) our definitive proxy statements for our 2011 annual meeting of stockholders, filed with the SEC on April 26, 2011;

(d) the information contained in our current reports on Form 8-K filed with the SEC on February 9, 2011, February 9, 2011 (amending the Current Report on Form 8-K filed on November 22, 2010), February 14, 2011, March 30, 2011, April 25, 2011, April 28, 2011, April 29, 2011 (three Forms 8-K filed on this date), June 6, 2011, June 16, 2011, July 22, 2011, July 27, 2011, August 8, 2011, August 9, 2011 (two Forms 8-K filed on this date), September 26, 2011, September 27, 2011, October 21, 2011, October 31, 2011 (two Forms 8-K filed on this date), and November 8, 2011; and

(e) the description of our common stock included in our Registration Statement on Form 8-A, filed with the SEC on April 30, 2007 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

The SEC file number for our current and periodic reports is 001-33438. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings are available to the public on the SEC’s website at www.sec.gov or on our website at http://ngsx.client.shareholder.com/. These filings may also be examined, and copies may be obtained, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

We also provide without charge to each person to whom a copy of this document is delivered, upon request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

NeurogesX, Inc.

2215 Bridgepointe Parkway, Suite 200

San Mateo, California 94404

Phone: (650) 393-7436

Attention: Michelle Evans, Corporate Paralegal

E-mail: Mevans@neurogesx.com

The information relating to NeurogesX in this document should be read together with the information contained in the documents to which we have referred you.

SECTION 17. Miscellaneous

This Offer to Exchange and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements were reasonable when made, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010 AND OUR QUARTERLY REPORT ON FORM 10-Q FOR OUR RECENT FISCAL QUARTERS BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY REPRESENTATION ON OUR BEHALF AS TO WHETHER YOU SHOULD EXCHANGE YOUR ELIGIBLE STOCK OPTIONS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY OTHER INFORMATION, YOU SHOULD NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NeurogesX, Inc.

November 14, 2011

SCHEDULE A

SUMMARY FINANCIAL INFORMATION OF NEUROGESX, INC.

We have presented below a summary of our consolidated financial data. The following summary consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and with “Part I. Financial Information” of our Quarterly Report on Form 10-Q for the fiscal quarters ended September 30, 2011 and September 30, 2010, both of which are incorporated herein by reference. The summary consolidated statements of operations data for the fiscal years ended December 31, 2010 and December 31, 2009 and the summary consolidated balance sheet data as of December 31, 2010 and December 31, 2009 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010. The summary consolidated statements of operations data for the fiscal quarters ended September 30, 2011 and September 30, 2010 and the summary consolidated balance sheet data as of September 30, 2011 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarters ended September 30, 2011 and September 30, 2010. Our interim results are not necessarily indicative of results for the full fiscal year, and our historical results are not necessarily indicative of the results to be expected in any future period.

	Nine Months Ended September 30,		Years Ended December 31,
	2011	2010	2010	2009
	(in thousands except share and per share data)
Consolidated Statement of Operations Data:
Net product revenue	$1,825	$230	$688	$—
Collaboration revenue	6,720	5,691	7,578	2,006

Total revenue	8,545	5,921	8,266	2,006

Operating expenses:
Cost of goods sold	534	99	541	—
Research and development	11,154	7,842	11,151	11,235
Selling, general and administrative	28,871	26,878	36,383	12,420

Total operating expenses	40,559	34,819	48,075	23,655

Loss from operations	(32,014)	(28,898)	(39,809)	(21,649)
Interest (expense) income, net	(7,237)	(3,233)	(5,315)	(187)
Other income (expense) , net	(53)	(26)	608	(31)

Net loss	$(39,304)	$(32,157)	$(44,516)	$(21,867)

Basic and diluted net loss per share attributable to common stockholders(1)	$(1.89)	$(1.81)	$(2.51)	$(1.24)

Weighted average number of shares used to compute basic and diluted net loss per share attributable to common stockholders(1)	20,746,395	17,749,864	17,768,881	17,610,796

A-1

	As of September 30,	As of December 31,
	2011	2010	2009
	(in thousands)	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term investments	$45,229	$46,830	$50,559
Working capital	29,726	32,615	39,286
Restricted cash	410	410	160
Total assets	49,618	50,850	52,905
Long term obligations—current portion	2,750	2,222	—
Deferred Revenue	35,154	40,178	46,843
Long term obligations	62,384	42,622	—
Accumulated deficit	(295,831)	(256,527)	(212,011)
Total stockholders’ (deficit) equity	(58,477)	(41,291)	253

A-2

SCHEDULE B

INTERESTS OF DIRECTORS AND OFFICERS

The members of our Board of Directors and our executive officers, and their respective positions and offices as of November 9, 2011, are set forth in the following table. The address of each of the persons set forth below is 2215 Bridgepointe Parkway, Suite 200, San Mateo, California 94404.

Name	Age	Position and Offices Held
Anthony DiTonno	63	President and Chief Executive Officer
Stephen F. Ghiglieri	50	Executive Vice President, Chief Operating Officer, Chief Financial Officer
Michael E. Markels	46	Senior Vice President, Commercial and Business Development
Dr. Stephen J. Peroutka	57	Executive Vice President, Chief Medical Officer
Jean-Jacques Bienaimé	58	Lead Independent Director, Class II Director
Gary Lyons	60	Executive Chairman, Class II Director
Bradford S. Goodwin	57	Class I Director
Neil M. Kurtz, M.D.	61	Class III Director
Robert T. Nelsen	48	Class II Director
Steven H. Nelson	53	Class III Director
John A. Orwin	46	Class I Director

As of November 9, 2011, our current executive officers and members of our Board of Directors as a group beneficially owned stock options to purchase an aggregate of 2,124,649 shares of our common stock under our equity plans, which represented approximately 51% of the shares of common stock subject to all stock options outstanding under our plans as of that. The following table shows the holdings of stock options to purchase our common stock as of November 9, 2011 by each director and each executive officer of NeurogesX.

Directors and Executive Officers	Outstanding Stock Options	Stock Options Eligible for Exchange
Anthony DiTonno	645,381	645,381
Stephen F. Ghiglieri	495,943	495,943
Michael E. Markels	396,326	396,326
Dr. Stephen J. Peroutka	225,000	225,000
Jean-Jacques Bienaimé	61,333	-0-
Gary Lyons	100,000	-0-
Bradford S. Goodwin	40,000	-0-
Neil M. Kurtz, M.D.	50,666	-0-
Robert T. Nelsen	40,000	-0-
Steven H. Nelson	30,000	-0-
John A. Orwin	40,000	-0-

Except as otherwise described in the Exchange Offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans, neither we nor, to the best of our knowledge, any of our executive officers or directors is a party to any agreement, arrangement or understanding with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

We nor, to the best of our knowledge, any of our executive officers or directors or any affiliates of ours were engaged in transactions involving stock options during the 60 days before the commencement of the Exchange Offer, except as disclosed in Section 10 of the Offer to Exchange and as follows:

B-1

•	On October 27, 2011, the Company granted options exercisable for an aggregate of 225,000 shares to Dr. Peroutka with an exercise price of $1.07.

B-2